Exhibit 23.1

Kost Forer Gabbay & Kasierer 3 Aminadav St. Tel-Aviv 6706703, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Can-Fite Biopharma Ltd. for the registration of up to $50,000,000 of its securities and to the incorporation by reference therein of our report dated March 30, 2017, with respect to the consolidated financial statement of Can-Fite Biopharma Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
September 26, 2017	A Member of Ernst & Young Global